News Release

Novelis Announces Steve Fisher as New Interim President

Philip Martens Departs as President and Chief Executive Officer

ATLANTA, April 20, 2015 -- Novelis Inc. today announced that its Board of Directors has appointed Steve Fisher to serve as the company’s Interim President, effective immediately. The announcement follows the departure of Philip Martens, the company’s former President and Chief Executive Officer, also effective immediately. The search for a permanent chief executive is under way.

“The Board would like to thank Phil for his service to Novelis during a critical time of growth and expansion,” said Mr. Kumar Mangalam Birla, Chairman of the company’s Board of Directors. “Given Steve’s deep knowledge of Novelis and strong support of the rest of the executive team, we have great confidence in his ability to lead the company during this interim period.”

Mr. Fisher has served as the company’s Senior Vice President and Chief Financial Officer since 2007, and he will continue to serve in that capacity.

“I am honored to lead Novelis during the Board’s search for a new chief executive,” said Fisher. “The company’s commitment to our existing business strategy remains unchanged and I look forward to working with our strong senior executive team as we continue to focus on growing our portfolio of premium products and advancing our sustainability leadership.”

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 10,900 employees and reported revenue of approximately $10 billion for its 2014 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Contacts:

MEDIA                            INVESTORS
Neil Hirsch                        Megan Cochard
+1 404 760 4465                    +1 404 760 4170
neil.hirsch@novelis.com                 megan.cochard@novelis.com